UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): December 23, 2015

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana    001-34279    72-1147390
(State of incorporation)    (Commission File Number)    (IRS Employer Identification No.)
16225 Park Ten Place, Suite 280,

Houston, Texas 77084

(Address of principal executive offices)(Zip Code)

(713) 714-6100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 23, 2015, Gulf Island Fabrication, Inc., a Louisiana corporation (“Gulf Island”), through its wholly-owned subsidiary Gulf Island Shipyards, LLC, a Louisiana limited liability company (the “Buyer”, and together with Gulf Island, the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with (i) LEEVAC Shipyards, LLC and its affiliates LEEVAC Shipyards Lake Charles, LLC; LEEVAC Shipyards Jennings, LLC; LEEVAC Shipbuilders, LLC; LEEVAC Shipyard Properties, LLC; LEEVAC Shipyards Houma, LLC; LEEVAC Design Services, LLC; and Workforce One, LLC, each of which is a Louisiana limited liability company (collectively, “LEEVAC”); and (ii) Christian G. Vaccari, Cari Investment Co., LLC, a Louisiana limited liability company, and for the limited purposes set forth in the Agreement, Christian Vaccari 2012 Family Trust No. 1 (collectively, the “Owners”), pursuant to which the Company has agreed to acquire substantially all of LEEVAC’s assets (the “Purchased Assets”) and assume certain specified liabilities (collectively, the “Transaction”).

The Purchased Assets include LEEVAC’s leasehold interests at its marine fabrication facilities in Jennings, Louisiana and Lake Charles, Louisiana, and substantially all of LEEVAC’s machinery and equipment. In addition, the Transaction would provide approximately $112.0 million of incremental contract backlog.

The purchase price for the Transaction is $20.0 million. The Transaction is subject to a working capital adjustment under which Buyer would receive at closing a dollar for dollar reduction for the assumption of certain net liabilities of LEEVAC and settlement payments from sureties on certain ongoing fabrication projects that will be assigned to Buyer in the Transaction. After taking into account these adjustments, the Company expects to pay a nominal amount of cash at closing and may, in the alternative, receive cash at closing.

The Agreement contains customary representations, warranties, covenants and indemnification obligations by the Buyer, LEEVAC and certain Owners, including specifically delineated non-competition, non-solicitation and non-use of trademark covenants agreed to by the Sellers and Owners in favor of the Buyer. To secure the indemnification obligations of LEEVAC and the Owners, $500,000 will be held in escrow for two years following the closing. The consummation of the Transaction is subject to customary closing conditions, including (a) the absence of any Material Adverse Effect (as defined in the Agreement), (b) accuracy of representations and warranties as of the closing date and (iii) payment of specified amounts by the Sellers and sureties on certain ongoing fabrication projects that will be assigned to Buyer in the Transaction to the Escrow Agent (as defined in the Agreement) at closing.

The Agreement also contains certain termination rights for the Buyer, LEEVAC and Sellers, as the case may be, applicable upon, among other events and subject to certain exceptions, (x) an uncured breach of representations, warranties, covenants or agreements that would result in the non-satisfaction of the related closing conditions; (y) the failure to fulfill any of the closing conditions by January 31, 2016; and/or (z) the enactment of a law or entry of a final and non-appealable order prohibiting, restraining or enjoining the consummation of the Transaction.

The foregoing description of the Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

Attached as Exhibit 99.1 is a copy of Gulf Island’s press release issued December 23, 2015 announcing the execution of the Agreement.

The information in the press release attached as Exhibit 99.1 shall be deemed “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1 *	Asset Purchase Agreement, dated December 23, 2015, by and among the Company, LEEVAC and the Owners.
99.1	Press Release, dated December 23, 2015.
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*
Pursuant to item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The Company agrees to furnish a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

Cautionary Statements
The statements made in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from Gulf Island’s goals or forecasts. These risks and uncertainties include, but are not limited to:  the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; the inability to complete the Transaction due to the failure to satisfy any of the conditions to completion of the Transaction; the effect of the announcement of the Transaction on Gulf Island’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Gulf Island’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.  Gulf Island disclaims any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

By:	/s/ Kirk J. Meche
Kirk J. Meche President and Chief Executive Officer

Dated: December 23, 2015